Exhibit 99.1

Media contacts:	Amylin – Anne Erickson
Phone: (858) 754-4443
Cell: (858) 349-3195
Email: anne.erickson@amylin.com

Lilly – Kelley Murphy
Phone: (317) 277-4607
Cell: (317) 701-4007
Email: kmurphy@lilly.com

BYETTA® Approved for Use with Insulin Glargine in the U.S.

Patients in Pivotal Study Achieved Better Glycemic Control Without Weight Gain or Increased Hypoglycemia Risk Versus Insulin Glargine

SAN DIEGO and INDIANAPOLIS – Oct. 19, 2011 – Amylin Pharmaceuticals, Inc., (Nasdaq: AMLN) and Eli Lilly and Company (NYSE: LLY) today announced that the U.S. Food and Drug Administration (FDA) has approved a new use for BYETTA® (exenatide) injection. BYETTA is now approved as an add-on therapy to insulin glargine, with or without metformin and/or a thiazolidinedione (TZD), in conjunction with diet and exercise for adults with type 2 diabetes who are not achieving adequate glycemic control on insulin glargine alone.

“This expanded use for BYETTA is important for clinical care, in that it provides a new option for the many patients with type 2 diabetes who are not achieving treatment goals,” said John Buse, M.D., Ph.D., professor of medicine, director of the Diabetes Care Center and chief of the Division of Endocrinology at the University of North Carolina School of Medicine in Chapel Hill. “BYETTA is well-suited for use with insulin glargine, offering a simple fixed-dose regimen that can help improve control of blood sugar overall and after meals. In a clinical trial, patients using BYETTA with insulin glargine achieved better glycemic control, without weight gain or an increased risk of hypoglycemia, compared to patients using insulin glargine alone.”

In the study supporting the expanded use, patients receiving insulin glargine, with or without metformin and/or a TZD, were randomized to receive BYETTA or placebo in addition to aggressive insulin titration. After 30 weeks of treatment, A1C decreased by 1.7 percentage points in patients adding BYETTA, compared with a decrease of 1.0 percentage point in patients treated with insulin glargine alone (p<0.001). A1C is a measure of average blood sugar over three months. Nausea, which was the most common adverse event, occurred in 41 percent of patients treated with BYETTA compared with 8 percent of patients treated with insulin glargine alone.

“Since 2005, when BYETTA was approved as the first-in-class GLP-1 receptor agonist, we have continued to investigate its usefulness for patients across the broad spectrum of type 2 diabetes,” said Christian Weyer, M.D., senior vice president, research and development, Amylin Pharmaceuticals. “With this approval, BYETTA is now the first and only GLP-1 receptor agonist approved for use in the U.S. as an adjunct to insulin glargine, with or without certain oral agents. This complementary approach to glycemic control will further extend the use of BYETTA across the continuum of type 2 diabetes care.”

The double-blind clinical trial evaluating BYETTA as an add-on therapy to insulin glargine was published in Annals of Internal Medicine.i In the study, 261 patients receiving insulin glargine with or without metformin and/or a TZD were randomized to receive BYETTA 10 micrograms or placebo. Patients who may have been at increased risk of hypoglycemia (A1C≤8 percent) reduced their dose of insulin glargine by 20 percent. Five weeks after randomization, all patients had insulin doses aggressively titrated to target fasting blood glucose. The primary endpoint was reduction in A1C; secondary endpoints included change in body weight along with other parameters of glucose control, cardiovascular health, hypoglycemia and patient-reported outcomes.

After 30 weeks of treatment, the proportion of participants achieving the target A1C≤7 percent was 60 percent in the BYETTA group and 35 percent in the insulin glargine group (p<0.001). For the target A1C≤6.5 percent, the proportions were 40 percent and 12 percent, respectively (p<0.001). Both groups showed lower fasting plasma glucose concentrations; however, after morning and evening meals, when BYETTA was administered, postprandial glucose control was significantly improved in patients treated with BYETTA, compared to placebo. On average, weight decreased by 4 pounds in patients adding BYETTA, compared with an increase of 2 pounds in patients treated with insulin glargine alone (p<0.001). (BYETTA is not a weight-loss product.) The greater improvement in A1C with BYETTA was not accompanied by an increase in hypoglycemia, compared to insulin glargine alone.

Thirteen exenatide recipients and one placebo recipient (9 percent vs. 1 percent) discontinued the study because of adverse events (p<0.010); rates of nausea (41 percent vs. 8 percent), diarrhea (18 percent vs. 8 percent), vomiting (18 percent vs. 4 percent), headache (14 percent vs. 4 percent) and constipation (10 percent vs. 2 percent) were higher with exenatide than with placebo. Hypoglycemia was similar for both groups; major hypoglycemia occurred twice in one patient receiving insulin glargine alone.

About Diabetes

Diabetes affects nearly 26 million people in the U.S. and an estimated 347 million adults worldwide.ii,iii Approximately 90-95 percent of those affected have type 2 diabetes. In the U.S., diabetes costs more than $174 billion per year in direct and indirect medical expenses.iv

According to the Centers for Disease Control and Prevention’s National Health and Nutrition Examination Survey, approximately 60 percent of people with diabetes do not achieve their target blood sugar levels with their current treatment regimen.v In addition, 85 percent of type 2 diabetes patients are overweight and 55 percent are considered obese.vi Data indicate that weight loss (even a modest amount) supports patients in their efforts to achieve and sustain glycemic control.vii,viii

About BYETTA® (exenatide) injection

BYETTA was the first glucagon-like peptide-1 (GLP-1) receptor agonist to be approved by the FDA for the treatment of type 2 diabetes. BYETTA exhibits many of the same effects as the human incretin hormone GLP-1. GLP-1 improves blood sugar after food intake through multiple effects that work in concert on the stomach, liver, pancreas and brain.

BYETTA is an injectable prescription medicine that may improve blood sugar (glucose) control in adults with type 2 diabetes mellitus, when used with a diet and exercise program. It can also be used with metformin, a sulfonylurea, a thiazolidinedione or Lantus® (insulin glargine), which is a long-acting insulin.

BYETTA is not insulin and should not be taken instead of insulin. BYETTA should not be taken with short- and/or rapid-acting insulin. BYETTA is not for people with type 1 diabetes or people with diabetic ketoacidosis. BYETTA has not been studied in patients with a history of pancreatitis. Other antidiabetic therapies should be considered for these patients.

BYETTA provides sustained A1C control with potential weight loss (BYETTA is not a weight-loss product). BYETTA was approved in the U.S. in April 2005 and in Europe in November 2006 and has been used by more than 1.8 million patients since its introduction. See important safety information below. Additional information about BYETTA is available at www.BYETTA.com.

Important Safety Information for BYETTA® (exenatide) injection

Based on post-marketing data, BYETTA has been associated with acute pancreatitis, including fatal and non-fatal hemorrhagic or necrotizing pancreatitis. Patients should be observed for signs and symptoms of pancreatitis after initiation or dose escalation of BYETTA. The risk of getting low blood sugar is higher if BYETTA is taken with another medicine that can cause low blood sugar, such as a sulfonylurea or insulin. The dose of sulfonylurea or insulin may need to be lowered while BYETTA is used. BYETTA should not be used in people who have severe kidney problems and should be used with caution in people who have had a kidney transplant. Patients should talk with their healthcare provider if they have severe problems with their stomach, such as delayed emptying of the stomach (gastroparesis) or problems with digesting food. Antibodies may develop with use of BYETTA. Patients who develop high titers to exenatide could have worsening or failure to achieve adequate glycemic control. Consider alternative therapy if this occurs. Severe allergic reactions can happen with BYETTA. There have been no clinical studies establishing conclusive evidence of macrovascular risk reduction with BYETTA or any other antidiabetic drug.

The most common side effects with BYETTA include nausea, vomiting, diarrhea, feeling jittery, dizziness, headache, acid stomach, constipation and weakness. Nausea most commonly happens when first starting BYETTA, but may become less over time.

These are not all the side effects from use of BYETTA. A healthcare provider should be consulted about any side effect that is bothersome or does not go away.

For additional important safety information about BYETTA, please see the full Prescribing Information (www.BYETTA.com/pi) and Medication Guide (www.BYETTA.com/mg).

About Amylin and Lilly

Amylin Pharmaceuticals is a biopharmaceutical company dedicated to improving lives of patients through the discovery, development and commercialization of innovative medicines. Amylin has developed and gained approval for two first-in-class medicines for diabetes, SYMLIN® (pramlintide acetate) injection and BYETTA® (exenatide) injection. Amylin’s research and development activities leverage the Company’s expertise in metabolism to develop potential therapies to treat diabetes and obesity. Amylin is headquartered in San Diego and has a commercial manufacturing facility in Ohio.

Through a long-standing commitment to diabetes care, Lilly provides patients with breakthrough treatments that enable them to live longer, healthier and fuller lives. Since 1923, Lilly has been the industry leader in pioneering therapies to help healthcare professionals improve the lives of people with diabetes, and research continues on innovative medicines to address the unmet needs of patients.

Lilly, a leading innovation-driven corporation, is developing a growing portfolio of pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Lilly provides answers – through medicines and information – for some of the world’s most urgent medical needs.

This press release contains forward-looking statements about Amylin and Lilly. Actual results could differ materially from those discussed or implied in this press release due to a number of risks and uncertainties, including the risk that BYETTA and the revenues generated from BYETTA may be affected by competition; unexpected new data; safety and technical issues; clinical trials not confirming previous results or not being predictive of real-world use; pre-clinical trials not predicting future results; label expansion requests not being submitted in a timely manner or receiving regulatory approval; approved label expansions not producing the results we expect, or manufacturing and supply issues. The potential for BYETTA may also be affected by government and commercial reimbursement and pricing decisions, the pace of market acceptance, or scientific, regulatory and other issues and risks inherent in the commercialization of pharmaceutical products including those inherent in the collaboration with and dependence upon Amylin and/or Lilly. These and additional risks and uncertainties are described more fully in Amylin’s and Lilly’s most recent SEC filings including their Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. Amylin and Lilly undertake no duty to update these forward-looking statements.

BYETTA® and SYMLIN® are registered trademarks of Amylin Pharmaceuticals, Inc. All other marks are the marks of their respective owners.

P-LLY

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[i]	Buse JB, Bergenstal RM, Glass LC, et al. Use of twice-daily exenatide in basal insulin-treated patients with type 2 diabetes: A randomized, controlled trial. Ann Intern Med. 2011;154:103-112.
ii	Diabetes Statistics. American Diabetes Association. Available at: http://www.diabetes.org/diabetes-basics/diabetes-statistics/. Accessed October 18, 2011.
iii

Danaei G, Finucane MM, Lu Y, et al. National, regional, and global trends in fasting plasma glucose and diabetes prevalence since 1980: systematic analysis of health examination surveys and epidemiological studies with 370 country-years and 2.7 million participants. Lancet. 2011;DOI:10.1016/S0140-6736(11)60679-X.

iv

Direct and Indirect Costs of Diabetes in the United States. American Diabetes Association. Available at: http://www.diabetes.org/how-to-help/action/resources/cost-of-diabetes.html. Accessed October 17, 2011.

[v]	Saydah SH, Fradkin J, Cowie CC. Poor control of risk factors for vascular disease among adults with previously diagnosed diabetes. JAMA. 2004;291:335-42.
vi	Bays HE, Chapman RH, Grandy S. The relationship of body mass index to diabetes mellitus, hypertension and dyslipidaemia: comparison of data from two national surveys. Int J Clin Pract. 2007;61:737-47.
vii	Nutrition Recommendations and Interventions for Diabetes: a position statement of the American Diabetes Association. Diabetes Care. 2008;31 Suppl 1;S61-78.
viii	Anderson JW, Kendall CW, Jenkins DJ. Importance of weight management in type 2 diabetes: review with meta-analysis of clinical studies. J Am Coll Nutr. 2003;22:331-9.

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